Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Christopher Abate
Redwood Trust, Inc.		Chief Financial Officer
Wednesday, January 13, 2016		(415) 384-3584

Kristin Brown
Investor Relations
(415) 384-3805

REDWOOD TRUST ADDRESSES IMPACT OF FHFA’S FINAL REGULATION ON

CAPTIVE INSURANCE COMPANY MEMBERSHIP IN FEDERAL HOME LOAN BANK SYSTEM

MILL VALLEY, CA – Wednesday, January 13, 2016 – Redwood Trust, Inc. (NYSE: RWT) today addressed the impact of the release by the Federal Housing Finance Agency (FHFA) of its final regulation relating to captive insurance company membership in the Federal Home Loan Bank System. Redwood Trust’s wholly-owned captive insurance company subsidiary, RWT Financial, LLC, is currently a member of the Federal Home Loan Bank of Chicago (FHLB Chicago) and, as a member, is able to maintain borrowings (also referred to as advances) from the FHLB Chicago that are collateralized by residential mortgage loans and other eligible assets held by RWT Financial in its investment portfolio.

Because RWT Financial was admitted as a member of the FHLB Chicago prior to September 2014, it is eligible under the FHFA’s final regulation to remain as a member of the FHLB Chicago for a five-year transition period following the effectiveness of the FHFA’s final regulation. In addition, under the FHFA’s final regulation, the FHLB Chicago is permitted to allow advances that were outstanding to RWT Financial prior to effectiveness of the FHFA’s final regulation to remain outstanding until scheduled maturity, even if that scheduled maturity extends beyond the five-year transition period. The final regulation will become effective 30 days after official publication in the Federal Register.

Redwood Trust also announced the following information about RWT Financial’s current outstanding advances from the FHLB Chicago:

•	RWT Financial currently has borrowing capacity from the FHLB Chicago of $2.0 billion. As of January 12, 2016, RWT Financial had outstanding advances from the FHLB Chicago of $2.0 billion.

o	These outstanding advances have a weighted average remaining maturity of approximately 9.5 years.

o	These outstanding advances are not expected to be impacted by the provisions of the final regulation that limit new advances or the renewal of advances after the effective date of the final regulation to 40% of a captive insurance company’s total assets.

o	These outstanding advances are not required to be repaid or renewed as residential mortgage loans collateralizing these advances pay down – instead, these advances can remain outstanding by substituting additional mortgage loans or other eligible assets as collateral.

Redwood Trust also announced that the FHFA’s final regulation is not expected to impact its ordinary course business and operations. Redwood Trust noted that other sources of financing are currently used to finance residential mortgage loans acquired for subsequent sale or securitization and that over the longer-term it would plan for the eventual maturity of RWT Financial’s outstanding advances from the FHLB Chicago and explore additional sources of financing for held-for-investment residential loans.

Redwood Trust currently believes the near-term impact of the FHFA’s final regulation may be that RWT Financial may not be able to obtain additional advances or increases to its borrowing capacity from the FHLB Chicago, which may limit RWT Financial’s ability to increase the size of its portfolio of residential mortgage loans and thereby may impact the ability to increase net interest income generated by RWT Financial’s portfolio of held-for-investment loans. The FHFA’s final regulation does not impact Redwood Trust’s ability to obtain and increase financing for held-for-investment loans through other subsidiaries and from other sources.

Redwood Trust also noted that the FHFA’s final regulation is not expected to impact its ongoing purchase of residential mortgage loans through the Mortgage Partnership Finance® Program’s MPF® Direct product. The FHLB Chicago operates the MPF Program on behalf of nine Federal Home Loan Banks.

Redwood Trust noted that the FHFA’s final regulation was only recently released (on January 12, 2016) and that its analysis of the final regulation and its potential impact on Redwood Trust and RWT Financial is preliminary and subject to revision in the future based on further analysis and any further regulatory pronouncements, interpretations, or guidance that might be formally or informally published or promulgated by the FHFA or the FHLB System.

For more information about Redwood Trust, Inc., please visit our website at: www.redwoodtrust.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements related to the impact of the FHFA's final regulation regarding captive insurance company membership in the FHLB System on the business and operations of Redwood Trust and its subsidiary, RWT Financial, LLC. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from Redwood Trust’s beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described herein and in Redwood Trust’s most recent Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports Redwood Trust files with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. Redwood Trust undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.